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                                                                   EXHIBIT 12.01

     STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)


                                                SIX MONTHS        YEAR ENDED DECEMBER 31,
                                                   ENDED       ------------------------------
                                               JUNE 30, 2002     2001       2000       1999
                                               -------------   --------   --------   --------
Income before income taxes, minority
  interests, discontinued operations,
  cumulative effect of a change in accounting
  principle and extraordinary item...........    $ 52,678      $ 56,844   $324,344   $ 13,343
Interest Expense.............................      88,722       182,410    203,197    192,033
Amortization of Deferred Financing Costs.....       5,021         9,327      9,497     10,283
                                                 --------      --------   --------   --------
Earnings.....................................    $146,421      $248,581   $537,038   $215,659
                                                 ========      ========   ========   ========
Interest Expense.............................    $ 88,722      $182,410   $203,197   $192,033
Capitalized Interest.........................       5,887         1,320      1,372         --
Amortization of Deferred Financing Costs.....       5,021         9,327      9,497     10,283
GMAC Preferred Dividend......................       5,394        19,015     16,371         --
                                                 --------      --------   --------   --------
Fixed Charges................................    $105,024      $212,072   $230,437   $202,316
                                                 ========      ========   ========   ========
Ratio of Earnings to Fixed Charges...........        1.39          1.17       2.33       1.07
                                                 --------      --------   --------   --------